ARGON ST, INC.
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

For Immediate Release

Argon ST, Inc. Announces Fiscal Q2 Results; Updates FY 2006 Guidance

FAIRFAX, VA, May 11, 2006 / Business Wire / — Argon ST, Inc. (NASDAQ: STST), today announced revenues and earnings for its second fiscal quarter and six months ended April 2, 2006.

Revenues for the three months ended April 2, 2006 were $55,681,000 compared to $55,952,000 for the prior year quarter. This represents a decrease of $271,000, slightly less than 1%, from the prior year quarter. Revenues for the six months ended April 2, 2006 increased $11,326,000 to $123,788,000 up approximately 10%, compared to $112,462,000 for the prior year period.

Net income for the three months ended April 2, 2006 was $4,522,000 or $0.20 per diluted share, a decrease of approximately 9% compared to $4,944,000 or $0.24 per diluted share for the prior year quarter. For the six months ended April 2, 2006 net income was $10,125,000 or $0.46 per diluted share, an increase of approximately 3% compared to the prior year period of $9,864,000 or $0.48 per diluted share.

The Company began reporting stock-based compensation expense in the first fiscal quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R (FAS 123R). This non-cash expense was $518,000 and $886,000 or $406,000 and $722,000 after tax for the three and six months ended April 2, 2006, respectively. This stock-based compensation expense reduced diluted earnings per share by $0.02 and $0.03 for the three and six months ended April 2, 2006, respectively.

The Company also reported bookings during the quarter of $103,659,000 bringing total backlog at quarter end to $218,597,000 after removing the unfunded portion of the backlog associated with the terminated Aerial Common Sensor (ACS) contract. These bookings represented the highest quarterly bookings in the Company’s history (after adjusting for the terminated ACS contract), and does not include the $52.8 million booking associated from the SSEE Increment F program which was awarded to the Company subsequent to the close of the quarter.

During the three months and six months ended April 2, 2006 the Company increased its cash and cash equivalents by $32,012,000 and $58,174,000 respectively to a reported $62,238,000 at April 2, 2006. The second quarter increase was achieved in large part by a reduction in accounts receivable days sales outstanding (DSOs) to 92 days as of April 2, 2006, from 117 days as of January 1, 2006.

CEO’s comments

Terry Collins, President and CEO, stated that “While we are pleased by our strong bookings performance for the period, the delays in bookings that were expected in the first quarter and occurred late in the second quarter, have negatively impacted our planned revenues in the second and third quarters. We had expected some weak revenue generation for the first half of our year as a result of the terminated ACS contract but anticipated a more rapid recovery of revenues through the first two quarters than we have realized. As a result of the delayed bookings, we now expect a continued weak third quarter in revenue with fourth quarter revenues rebounding to historical performance levels and are therefore issuing new guidance for FY06 revenue and operating income. Our new business opportunities remain strong and we continue to perform well in a competitive environment. Our recent win on the SSEE Increment F program, which we announced in April, confirms the confidence our customers have in our ability to develop and produce their next generation systems. Our full year FY06 forecast for new bookings remains at record levels for our company even as some current opportunities have moved into FY07 due to the customers’ changing requirements. While we remain confident in our medium and long term growth targets, we are experiencing the lumpiness we have frequently spoken about in the past.”

Revised Guidance

The Company has revised its Fiscal Year 2006 guidance. Current targets for fiscal year end revenue are in the range of $285 to $300 million with expected operating income in the range of $37 to $41 million, which accounts for an estimated $2 million of FAS 123R expenses.

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command and Control Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1955. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company’s Form 10-K for the fiscal year ended September 30, 2005), such risks and uncertainties include, but are not limited to: the availability of U.S. and international government funding for the Company’s products and services; changes in the U.S. federal government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); the number and type of contracts and task orders awarded to the Company; the exercise by the U.S. government of options to extend the Company’s contracts; the Company’s ability to retain contracts during any rebidding process; the timing of Congressional funding on the Company’s contracts; any government delay or termination of the Company’s contracts and programs; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; the Company’s ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures the Company may make; the competitive environment for defense and intelligence information technology products and services; general economic, business and political conditions domestically and internationally; and other factors affecting the Company’s business that are beyond its control. All of the forward-looking statements should be considered in light of these factors. Investors should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise, except as provided by law.

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 2, 2006	September 30, 2005
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$62,238,000	$4,064,000
Accounts receivable, net	78,159,000	103,577,000
Inventory	1,523,000	1,166,000
Income taxes receivable	1,179,000	2,464,000
Deferred income tax asset	2,073,000	1,742,000
Prepaids and other	1,156,000	888,000

TOTAL CURRENT ASSETS	146,328,000	113,901,000
Property, equipment and software, net	15,757,000	14,896,000
Advances and cash held in escrow	—	10,900,000
Goodwill	115,135,000	107,956,000
Intangibles, net	2,155,000	1,219,000
Other assets	706,000	962,000

TOTAL ASSETS	$280,081,000	$249,834,000

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Line of Credit	$—	$11,000,000
Accounts payable and accrued expenses	9,082,000	26,857,000
Accrued salaries and related expenses	10,041,000	8,848,000
Deferred revenue	4,453,000	7,139,000
Notes payable — current portion	—	56,000
Capital lease obligations — current	19,000	19,000
Deferred rent	320,000	61,000

TOTAL CURRENT LIABILITIES	23,915,000	53,980,000
Deferred income tax liability, long term	619,000	1,979,000
Deferred rent	1,699,000	1,799,000
Capital lease obligations — net of current	53,000	63,000
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY

Common stock:
$.01 Par Value, 100,000,000 shares authorized, 22,195,872 and 20,153,878 shares issued at April 2, 2006 and September 30, 2005	222,000	202,000
Additional paid in capital	209,980,000	158,458,000
Treasury stock at cost, 126,245 shares	(534,000)	(534,000)
Retained earnings	44,127,000	34,002,000
Accumulated other comprehensive loss	—	(115,000)

TOTAL STOCKHOLDERS’ EQUITY	$253,795,000	$192,013,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$280,081,000	$249,834,000

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

	Second Quarter Ended		Six Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005

CONTRACT REVENUES	$55,681,000	$55,952,000	$123,788,000	$112,462,000

COST OF REVENUES	43,977,000	43,641,000	96,862,000	88,979,000

GENERAL AND ADMINISTRATIVE
EXPENSES	4,805,000	4,496,000	10,780,000	7,831,000

INCOME FROM OPERATIONS	6,899,000	7,815,000	16,146,000	15,652,000
OTHER INCOME (EXPENSE)
Interest income	389,000	205,000	516,000	345,000
Interest expense	(34,000)	(7,000)	(161,000)	(9,000)

	355,000	198,000	355,000	336,000

INCOME BEFORE INCOME TAXES	7,254,000	8,013,000	16,501,000	15,988,000
PROVISION FOR INCOME TAXES	2,732,000	3,069,000	6,376,000	6,124,000

NET INCOME	$4,522,000	$4,944,000	$10,125,000	$9,864,000

EARNINGS PER SHARE (Basic)	$0.21	$0.25	$0.48	$0.50

EARNINGS PER SHARE (Diluted)	$0.20	$0.24	$0.46	$0.48

WEIGHTED-AVERAGE SHARES
OUTSTANDING
Basic	22,006,000	19,751,000	21,185,000	19,584,000

Diluted	22,618,000	20,676,000	21,855,000	20,537,000

CONTACT:

Victor F. Sellier, Chief Financial Officer
vic.sellier@argonst.com
URL: www.argonst.com